         THIS CONSULTING AGREEMENT is made as of the 22nd day of July, 1999.

B E T W E E N:

              E-CRUITER.COM INC.,
              a corporation incorporated under the laws of Canada

              (hereinafter called "E-Cruiter")

                                      -and-


              DAETUS CONSULTING INC.,
              a corporation incorporated under the laws of Ontario

              (hereinafter called the "Consultant")


   WHEREAS:

   1. The Consultant is familiar with the business and operations of E-Cruiter and E-Cruiter desires to retain and the Consultant desires to provide to E-Cruiter professional services with respect to such business and operations in accordance with the terms and conditions herein set forth.

   NOW THEREFORE in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties) and the covenants herein contained the parties hereto covenant and agree as follows:

1. DEFINITIONS

   1.1 Unless the context otherwise specifies or requires, in this Agreement the following terms shall have the meanings specified in this paragraph 1.1. Certain other capitalized terms are defined elsewhere in this Agreement.

       1.1.1 "Agreement", "hereto", "herein", "hereof", "hereunder" and similar expressions refer to this Consulting Agreement and not any particular paragraph or any particular portion of this agreement and includes all schedules attached to this agreement;

       1.1.2 "Engagement Letter" has the meaning ascribed thereto in paragraph
       2.1 hereof;

       1.1.3 "Proposal" has the meaning ascribed thereto in paragraph 2.1 hereof;

       1.1.4 "Services" has the meaning ascribed thereto in paragraph 2.1 hereof;

       1.1.5 "Term" has the meaning ascribed thereto in paragraph 3.1 hereof;

       1.1.6 "Work Product" means everything that is produced by the Consultant in the course of this Agreement, including, without limitation, notes, reports, documentation, drawings, computer programs (source code, object code and listings), customer lists, inventions, creations, works, devices, work-in-progress and deliverables described in Schedule "A" attached hereto.

2. SERVICES RETAINED
   2.1 E-Cruiter retains and the Consultant agrees to provide the professional services set forth in the letter dated July 22, 1999 from Les Kirkland to

   Gerry Stanton (the "Engagement Letter") and the proposal dated July 27, 1999 from the Consultant to E-Cruiter (the "Proposal"), both of which are attached hereto as Schedule "A" and which form part of this Agreement (the Engagement Letter and the Proposal are collectively hereinafter referred to as the "Services").

3. TERM
   3.1 The Consultant's engagement hereunder shall commence on the date hereof and shall continue until February 9th, 2000 (the "Term") except as modified by change requests. Thereafter, the Term may be renewed, on such terms and conditions as E-Cruiter and the Consultant may agree.

4. PERSONNEL
   4.1 The Consultant shall execute, on a best efforts basis, an agreement similar to this CONSULTING AGREEMENT, with qualified personnel of its choice, whom it shall have the right to replace at its discretion.

   4.2 E-Cruiter may require the Consultant to immediately replace a person who, in E-Cruiter's opinion, acting reasonably, does not perform in a satisfactory manner. E-Cruiter acknowledges that it has met with Tim Goss and that any change of this individual would delay the project schedule and the new milestone dates would be renegotiated by E-Cruiter.com and the Consultant.

   4.3 The parties agree that, during the term of this Agreement and for twelve months thereafter, they will not solicit the services of any staff member or consultant of the other party.

5. PREMISES AND COMPUTERS
   5.1 The Consultant shall be responsible for providing its own computers and software applications for software development and testing. If E-Cruiter requires the Consultant to employ computers other than IBM compatible computers and/or an operating system other than Windows NT Workstation and/or development software other than Microsoft Visual Basic, C++ , ATL and Access, then E-Cruiter shall make computers and/or an operating system and/or development software available to the Consultant.

   5.2 The Consultant acknowledges that it is currently in possession of certain property including computer equipment and a cellular phone owned by E-Cruiter. The Consultant agrees to lease the computer equipment for $200.00 per month and pay for the monthly costs of using the cellular phone during the Term of this Agreement and to return this property to E-Cruiter at the end of this Agreement. While E-Cruiter may arrange Internet services for the Consultant, the Consultant agrees to pay for usage of Internet connection
   (ADSL). While E-Cruiter may arrange health benefit coverage for certain employees or agents of the Consultant under E-Cruiter's benefits program with ManuLife Financial, the Consultant agrees to pay for such coverage. E-Cruiter has no obligation to the Consultant, its employees and agents for medical benefits, disability insurance, life insurance or other such coverage.

6. CONSULTING FEE
   6.1 E-Cruiter shall pay to the Consultant the fixed sum of Seventy-Eight Thousand, Eight Hundred and Fifty Dollars ($78,850.00) plus goods and services tax ("GST") for the services of the agents or employees of the Consultant, other than Les Kirkland. Monthly milestone payments are due as follows:

     o July 31, 1999        $ 8,350.00
     o August 31, 1999      $11,750.00
     o September 30, 1999   $11,750.00
     o October 31, 1999     $11,750.00

     o November 30, 1999    $11,750.00
     o December 31, 1999    $11,750.00
     o January 31, 2000     $11,750.00

   6.2 E-Cruiter shall also pay to the Consultant the fixed sum of Seventy Five Thousand Nine Hundred and Fifty Dollars ($75,950) plus GST for the services of Les Kirkland. These payments will be made at the end each month starting with July 1999 and ending with January 2000. The Consultant agrees to deductions by E-Cruiter for cellular phone usage, computer rental, Internet service provider fees (ADSL) and benefit premiums of the Consultant's employees or agents.

   6.3 E-Cruiter shall reimburse the Consultant for all reasonable and necessary business expenses upon presentation to E-Cruiter of appropriate written documentation and receipts therefor. The Consultant must receive prior written approval from E-Cruiter for any single expense in excess of Two Hundred and Fifty Dollars ($250.00).

7. DELIVERY OF SERVICES

   7.1 Subject to paragraph 7.2 herein, the Consultant shall provide to E-Cruiter the Services on the dates described in Schedule "A".

   7.2 At the M3 milestone (as described in the Proposal), representing presentation of the system design documents, the parties shall establish the schedule for all subsequent deliverables in milestones. The Consultant shall use best efforts to ensure that the dates as originally presented to E-Cruiter remain unchanged. Any change in milestones or deliverables shall not result in any additional cost to E-Cruiter, other than if such cost is as a result of E-Cruiter requesting a functionality that was not specified in Schedule "A" attached hereto.

         7.3 In the event that the Consultant has not met any one or all of the major milestones, being M3, M8, and M14 (as described in the Proposal) as of 8:00 a.m. on the sixth business day following the established milestone date, E-Cruiter may charge the Consultant a one time late penalty fee of Two Thousand Dollars ($2,000.00) for each of the three major milestones missed by the Consultant. E-Cruiter may deduct such penalty from amounts otherwise due to the Consultant.

         7.4 If , by the eleventh business day following the milestone due date, the deliverables remains undelivered, E-Cruiter has the right to terminate this Agreement without any further obligations to the Consultant. Upon such termination, E-Cruiter shall pay to the Consultant any fees owing for the Services delivered up to and including the milestone date, on the condition that all work in progress is delivered to E-Cruiter.

8.       INTELLECTUAL PROPERTY

         8.1 All Work Product created by the Consultant under this Agreement is "work for hire" and is the property of E-Cruiter. The Consultant assigns to E-Cruiter all right, title and interest in and to the Work Product. The Consultant expressly waives any claim to moral rights over any Work Product created by the Consultant under this Agreement, and the Consultant shall ensure that any agent or employee of the Consultant shall have waived all moral rights over any Work Product created under this Agreement.

         8.2 The Consultant warrants that the provision of the Services and materials called for hereunder shall not infringe any third party "Intellectual Property Rights" (patents, trademarks, copyrights, trade secrets) and agrees to fully defend and indemnify E-Cruiter, at the Consultant's expense, against all claims relating to any Intellectual Property Rights arising out of the Consultant's fault or negligence.

9. WARRANTIES AND LIMITATION OF LIABILITY

   9.1 The parties recognize that Consultant's exclusive warranty with regard to the Services and materials provided under this Agreement is to provide the Services and materials of professional quality conforming to generally accepted practices in the field of information management and technology.

   9.2 The Consultant warrants that the deliverables resulting from the Services shall meet the contractual requirement so that the deliverables (as evidenced during acceptance tests, as applicable) accurately and automatically process date and date-related data including, but not limited to calculating, comparing, and sequencing of such data from, into and between the twentieth and twenty-first centuries, including leap year calculations when used in accordance with the documentation provided by the Consultant and accepted by E-Cruiter, provided that all hardware, software and firmware products used with the deliverables properly exchange accurate date and date-related data with them. To that end, the Consultant also warrants that date-related processing will not, in any way, prevent hardware, software or firmware from conforming to the requirement of the Agreement prior to, during, or after the year 2000. E-Cruiter may, at no additional cost, require the Consultant prior to the performance of the Services, to reasonably demonstrate compliance and/or compliance techniques and test procedures it intends to follow in order to comply with all of the obligations contained herein.

   9.3 The warranties contained in paragraph 9.2 herein shall not apply where a modification has been made to a deliverable provided under this Agreement by a party other than the Consultant or a party approved in writing by either of them.

   9.4 In no event shall the Consultant be liable to E-Cruiter for indirect, special, incidental or consequential damages (including, but not limited to, damages for lost profits, lost sales, lost business opportunity, or injury to person or property), which exceed $75,950, arising out of any breach of this Agreement or the use of the products and/or services provided under this Agreement.

10. CONFIDENTIALITY
    10.1 The Consultant shall require each of its agents and employees who work under this Agreement to execute and deliver to E-Cruiter a non-disclosure agreement, the form of which is attached hereto as Schedule "B"

11. NON-COMPETITION
    11.1 The Consultant shall require each of its employees and agents who work under this Agreement to execute and deliver to E-Cruiter a non-competition agreement, the form of which is attached hereto as Schedule "C1 and C2".

12. TERMINATION
    12.1 E-Cruiter shall have the right to terminate this Agreement at any time without notice to the Consultant. Upon termination, E-Cruiter shall:

         12.1.1 pay all amounts owing to the Consultant on the date of termination;

         12.1.2 pay the Consultant a termination penalty of Fifteen Thousand Dollars ($15,000.00), provided that:

               (1) the Consultant returns to E-Cruiter all work in progress; and
               (2) the Consultant is not in default of any of its obligations under this Agreement; and

         12.1.3 pay to the Consultant the monthly fee of Ten Thousand Eight Hundred and Fifty Dollars ($10,850.00), less monthly charges for computer lease, cellular phone, health benefits and internet access, for each remaining month or part thereof, up to and including January 31st, 2000, provided that the Consultant provides services to E-Cruiter, as agreed upon by the parties, between the date of termination and January 31st, 2000.

13. STATUS OF PARTIES
    13.1 The Consultant's relationship with E-Cruiter shall be that of an independent contractor and not that of an employee or agent. Without limiting the generality of the foregoing, the Consultant shall not be entitled to participate in any pension plans and employee benefit plans of E-Cruiter nor will the Consultant be entitled to receive any health, life, disability or other insurance provided from time to time to the employees of E-Cruiter. Further, as an independent contractor, the Consultant will be responsible for remitting such amounts as may be required by municipal, provincial or federal authorities, including, without limiting the generality of the foregoing payments to Revenue Canada, the Employment Insurance Commission, Workers Compensation and the Canada Pension Plan. In the event that E-Cruiter is required to make any such remittances on behalf of the Consultant, such payments shall be deducted from the fee at that time owing to the Consultant by E-Cruiter. Before making such deductions, E-Cruiter will use reasonable commercial efforts to ensure that the Consultant is aware of and participates in any discussions with Revenue Canada.

14. ARBITRATION
    14.1 All questions, controversy or claims arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Arbitrations Act, Ontario, as amended, by one (1) arbitrator (the "Arbitrator") appointed by the parties.

    14.2 The arbitration will take place in the City of Ottawa unless otherwise agreed by the parties.

    14.3 The Arbitrator has the right to grant legal and equitable relief including injunctive relief and the right to grant permanent and interim injunctive relief. The Arbitrator shall not amend or otherwise alter the terms and conditions of this Agreement. The Arbitrator shall render a decision within 60 days after his or her appointment as Arbitrator.

    14.4 Any claim arising out of or relating to the terms of this Agreement shall be made in writing and shall be served upon the party against whom the claim is made not more than twelve (12) months from the date of the alleged breach and any such claim not made within such twelve (12) month period shall be deemed to have been abandoned and shall be absolutely barred.

    14.5 The final award of the Arbitrator shall be a condition precedent to an action in any court, and such award shall be final and binding on the parties with no appeal to any court. The parties hereby agree to carry out any decision or order of the Arbitrator in good faith.

15. NOTICES
    15.1 Any notice or other written communication required or permitted hereunder shall be in writing and:

         15.1.1 delivered personally to the party or, if the party is a corporation, an officer of the party to whom it is directed;

         15.1.2 sent by registered mail, postage prepaid, return receipt requested (provided that such notice or other written communication shall not be forwarded by mail if on the date of mailing there exists an actual or imminent postal service disruption in the city from which such communication is to be mailed or in which the address of the recipient is found); or

         15.1.3 sent by confirmed facsimile.

    15.2 All such notices shall be addressed to the party to whom it is directed at the following addresses:

         if to :                                   E-Cruiter.com Inc.
         by mail or personal delivery:             360 Albert Street, Suite 1510
                                                   Ottawa, ON K1R 7X7

         Attention:                                Jeff Potts

         by facsimile:                             (613) 236-1541

         if to :                                   Daetus Consulting Inc.
         by mail or personal delivery:             80 John Street
                                                   Ottawa, ON K1M 1N4

         Attention:                                Lester Kirkland

    15.3 Any such notice or other written communication shall, if mailed as aforesaid be effective five (5) days from the date of posting; if given by facsimile, shall be effective on the first business day after the sending thereof; and if given by personal delivery shall be effective on the day of delivery.

    15.4 Either party may at any time change its address by giving notice of such change of address to the other party in the manner specified in this paragraph.

16. FURTHER ASSURANCES
    The parties hereto shall do all further acts and things and execute all further documents reasonably required in the circumstances to effect the provisions and intent of this Agreement.

17. AMENDMENT OF AGREEMENT
    This Agreement can only be altered, amended or annulled at any time by the mutual consent in writing of the parties hereto. For greater certainty, all changes in scope and milestone deliverables require the written consent of both parties.

18. TIME OF ESSENCE
    Time shall be of the essence hereof.

19. GOVERNING LAW
    This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

20. CURRENCY
    All payments under and amounts of money referred to in this Agreement are expressed in Canadian Dollars unless otherwise stated.

21. HEADINGS
    The headings appearing throughout this Agreement are inserted for convenience only and form no part of the Agreement.

22. SEVERABILITY
    The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision will be deemed to be severable.

23. ENTIRE AGREEMENT
    23.1 This Agreement together with the schedules attached hereto constitutes the entire agreement between the parties and supersedes all prior and contemporaneous agreements, understandings and discussions, whether oral or written, and there are no other warranties, agreements or representations between the parties except as expressly set forth herein.

    23.2 The following schedules are attached hereto and form an integral part of this Agreement:

    Schedules A - Letter dated July 22, 1999 to Gerry Stanton from Les Kirkland;
                  and Proposal dated July 27, 1999
              B - Non-disclosure Agreement
              C - Non-competition Agreement

24. WAIVERS
    No amendment, waiver or termination of this Agreement will be binding unless executed in writing by the parties to be bound hereby. No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision, nor will any such waiver constitute a continuing waiver unless expressly provided.

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25. AGREEMENT BINDING
    This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective personal representative, executors, administrators, successors and assigns.

26. COUNTERPARTS
    26.1 This Agreement may be executed in several counterparts, each of which together shall constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties may adopt signatures receiving by a fax machine as original signatures of the parties; provided, however, that either party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.

         SIGNED, SEALED AND DELIVERED this         day of                 ,1999.



                                   E-CRUITER.COM INC.



                                   Per: ___________________________________
                                   Title:


                                   DAETUS CONSULTING INC.



                                   Per: ___________________________________
                                   Title:

                                  SCHEDULE "A"
                              The Engagement Letter

Daetus Consulting Inc.
80 John Street,
Ottawa, Ontario, K1M 1N4
Canada
Telephone:        (613) 747-1719
Fax:              (613) 747-1431


July 22, 1999
Gerry Stanton
President and CEO
E-Cruiter.com Inc.
Constitution Square,
360 Albert Street, Suite 1510
Ottawa, Ontario K1R 7X7

Subject: Slingshot Job Launcher Proposal


Dear Gerry,

It is with pleasure that I submit for your review and purchase approval the following proposal

Here are some highlights of Slingshot's capabilities...

o The ability to rapidly add new job sites without programming.
o Automatic verification that each job posted is, in fact, actually posted.
o High capacity and robust - run-time code is written in C++.
o Support for job sites using FTP, HTTP, Email
o Newsgroup support
o Component based technology.
o Full reporting capabilities.
o E-cruiter 2.x and Helius compatible.

I am committed to having two job sites operational by the end of August 1999 and a further eight sites by the end of the contract.

If you have any questions or concerns please do not hesitate to contact me.

Yours sincerely,


Les Kirkland

                         Proposal for the Development of
                        Slingshot: Job Launcher Software



















prepared for:     E-Cruiter.com Inc.
prepared by:      Daetus Consulting Inc.
date prepared:    July 27, 1999
                                       16

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UNDERSTANDING OF REQUIREMENTS

The core functionality of Slingshot consist of a set of job oriented commands, including the ability to post a job, un-post a job and verify a job posting. Additional tools will be provided for controlling and monitoring the system and producing reports.

Slingshot commands can be directed to a single site or multiple sites. The target site or sites for a job posting will be identified by the existing E-Cruiter service code field.

When posting a job Slingshot will automatically convert the job data to a format that is acceptable by the target site, this may also include some data translation to accommodate site specific fields etc. For sites that permit URL links, Slingshot will automatically add a hot-link back to the E-Cruiter job application page to the posting. When this is not possible, Slingshot will provide the job site with the appropriate E-Cruiter email address.

Each job posting will trigger an automatic verification. There are two stages to the verification process: verifying the job transmission and verifying the actual posting.

Job transmission verification takes place as Slingshot communicates with the site. Detection of job transmission failures are immediate because failures of this nature will be due to a site being down or an internet communications problem. When a job transmission failure occurs additional attempts will be scheduled for another time. An error will only be generated after a number of transmission failures have occurred.

For the posting verification, Slingshot will re-contact the site to determine the success or failure of the posting. The result of the verification can be included in a report or cause a notification email to be generated. A prerequisite for posting verification is that the site must provide an HTTP based search capability.

Slingshot will provide an un-post job command. It is possible that some job sites may not be able to support an un-post capability. Slingshot will provide a mechanism for identifying site capabilities. A prerequisite for un-posting is that the site must provide an HTTP based search capability and additionally a means to delete a specified job.

There are thousands of job posting sites on the internet and new ones are constantly being created. Slingshot will take advantage of the fact that most of these sites employ one of four possible posting mechanisms: FTP, Email, HTTP or Junglee.

Slingshot will define and implement a site gateway component as a means to abstract the task of communicating with a job site. Initially, gateways will be provided to support the FTP, Email, HTTP, Junglee and NNTP posting mechanisms as well as posting verification and un-post operations.

The job site gateways will make possible the rapid addition of new sites by non-programmers. Slingshot will provide this capability by delivering a Site Configuration utility for FTP, Email, HTTP, Junglee and NNTP sites. In addition to the site configuration utility, a sophisticated Site Assistant utility will allow the user to teach Slingshot how to post jobs to a specific HTTP based site to facilitate the creation of the initial site configuration file.

The Slingshot System Administrator will provide unrestricted access to all Slingshot tables and some powerful high level functions for manipulating Slingshot tables. Since the usual safeguards to insure data integrity will not be present, this tool is intended for use by system administrators.

The User Control Panel will provide controlled access to the Slingshot tables and data files. From the Control Panel, users will be able to create new job sites, edit job site configurations, create and edit job site lists, maintain userids and passwords for transparent site access, view the status of any job posting, and other routine tasks.

All Slingshot components will be created using Visual C++ 6.0 and ATL 3.0. Since ATL defines all interfaces as Dual, by default, all Slingshot interfaces will be available to Helius. Interaction with the Slingshot system will be handled by tools developed in Visual Basic 6.0. Ultimately Helius will provide the primary user interface to Slingshot.

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IMPLEMENTATION PLAN

The core Slingshot functionality will be complete by 15 October 1999. At this point the system could be put into limited production with some assistance from Daetus to add new sites and modify system parameters.

The completion date for the last Slingshot deliverable is 26 January 2000, then after a 2 week transition period the final project approval would fall on 9 February 2000..

E-Cruiter.com has identified a need to post jobs to 2 job sites by 23 August 1999 and a further 8 sites to be delivered at a rate of approximately 1 per week. Initially, E-Cruiter will continue to directly manage job postings to PositionWatch and to CareerBridge.com. The only way to achieve results by the specified dates is to develop an interim, shortcut solution in parallel with Slingshot.

In addition to the five standard site gateways (FTP, HTTP, NNTP, Email and Junglee), Slingshot will support a custom gateway to facilitate the implementation of the interim solution.

Slingshot will ignore any task created for a job site that uses a custom gateway. These tasks would be handled by a separate application. The interim solution will be the implementation of a system to process tasks using custom gateways.

The interim solution will use the same tables and system files as the production Slingshot system and will obey all rules for accessing those tables, allowing the two systems to co-exist peacefully. As the real site gateways are made available, sites can be converted from custom gateways.

The interim solution is intended to meet E-Cruiter's short term goals only. It will not support any of the Slingshot features for reporting, administration, verification or a facility for adding new job sites. The interim solution will support only a limited number of job sites and each one will be hard coded. Support for the interim solution will be discontinued as soon as the Slingshot system is complete.

Note: The life of the interim solution could be extended indefinitely to provide an option for posting to sites that do not support any of the standard site gateway protocols (FTP, HTTP, NNTP, Email or Junglee).

Some components from Slingshot may be used to speed the development of the interim solution. Slingshot components will be released to the team developing the interim solution as they become available as long as such cross-project code sharing does not impact the scheduled delivery of Slingshot.

The same 10 job sites identified for the interim solution will be used to test Slingshot during development and will be fully ported to Slingshot as part of the final implementation at E-Cruiter. Once this task has been completed, support for the interim solution can be discontinued.

Initially, placebo components will be developed for all of the site gateways and for the verification engine. These components will implement all of the required interfaces, methods and properties of the target component but will provide only minimal functionality (if any). This will allow testing of the Slingshot user interfaces and infrastructure to begin before all of the more complicated gateway code is fully functional.

Once the final deliverable has been accepted, Slingshot will be put into full production at E-Cruiter.com. A resource from Daetus will be on-site for a transition period of 2 weeks to assist with setup and installation and provide any necessary system maintenance.

After the transition period has ended, the warranty period (90 days) will begin. E-Cruiter.com will receive unlimited phone/email during this period. Any bugs found and reported during this period will be fixed at no additional cost. Site visits to correct problems will be made as required or requested.

PROJECT MANAGEMENT

The responsibilities of Daetus are clearly defined by the list of deliverables and milestones, but in order for the project to be successful E-Cruiter must agree to meet certain responsibilities as well.

E-Cruiter Responsibilities

To appoint an individual (or individuals) to act as the project authority. The project authority must be empowered to make decisions that may affect the project scope, cost and schedule.

To provide acceptance (sign-off) of project deliverables within the timelines described in the milestones and deliverables schedule.

To provide acceptance or to reject any change request to the scope of the project.

To make knowledgeable resource(s) available for consultation for the duration of the project.

Change Requests

Although the cost and scope of the project have been "fixed", it would be unwise to believe that every contingency has been considered.

The Change Request Form exists to allow the scope of work to be changed to meet unforseen requirements or merely to add or remove functionality. All change requests are assigned a unique number and become a permanent part of the project history.

A change request may be submitted by Daetus or by E-Cruiter. When created, the change request must be assigned a priority of High, Medium or Low. The creator of the change request will set the priority intially but the Project Authority can adjust the priority of any change request.

-------------------------------------------------------------------------------------------------------------------------------
Priority       Meaning
-------------------------------------------------------------------------------------------------------------------------------
High           High priority changes are those changes that must be implemented because they are considered imperative to the success of the project.
-------------------------------------------------------------------------------------------------------------------------------
Medium         Medium priority changes are "nice to have" features that will be implemented if they can be completed without seriously affecting the project delivery (at the discretion of the Project Authority).
-------------------------------------------------------------------------------------------------------------------------------
Low            Low priority changes are "wish list" features that will be logged but not implemented until the core project has been completed.
-------------------------------------------------------------------------------------------------------------------------------

In response to a change request, Daetus will propose a solution and perform an impact analysis. The impact analysis will determine whether the change will affect the schedule and/or the project cost. Once this information is available the Project Authority will decide whether the request will be approved or rejected.

If the change request is approved, the Milestones and Deliverables schedule and the project cost will be updated as per the impact analysis.

Problem Reports

The Problem Report Form is a formal method anyone involved with Slingshot can use to report bugs in the software. All problem reports are assigned a unique number and become a permanent part of the project history.

Once a problem has been reported a solution will be proposed and an impact analysis performed to determine whether fixing the problem will affect the schedule.

A problem report may be submitted by Daetus or by E-Cruiter. When created, the problem request must be assigned a severity of High, Medium or Low. The creator of the problem report will set the severity intially but the Project Authority can adjust the severity of any problem report.

---------------------------------------------------------------------------------------------------------------------------------
Severity         Meaning
---------------------------------------------------------------------------------------------------------------------------------
High             Problem renders software unusable, untestable, or unstable and must be resolved immediately.
---------------------------------------------------------------------------------------------------------------------------------
Medium           Problem is obvious but does not seriously affect the operation of the software.
---------------------------------------------------------------------------------------------------------------------------------
Low              Minor annoyance, fix as time permits.
---------------------------------------------------------------------------------------------------------------------------------

All problems that are reported and verified as problems will be fixed. High severity problems will be fixed immediately, medium and low severity problems will be fixed during the transition period at the end of the project or as time permits (at the discrection of Daetus).

Quality Assurance

All tests described in the System Test Plan will be carried out by a qualified test engineer, working directly with the development team.

No deliverable will be presented for approval until it has passed the quality assurance test(s) as specified in the Test Plan. This may require more than one test cycle as high severity bugs are found and fixed.

A deliverable may be presented for approval with outstanding low or medium severity bugs (see the previous section on Problem Reports).

E-Cruiter may decide to raise the severity of any unresolved problem report and reject the associated deliverable until the problem is resolved.

All unresolved problem reports and a report of the test results will be presented with each deliverable (or group of deliverables).

DESCRIPTION OF MILESTONES

M1 Meeting to present project proposal: This purpose of this meeting is to present the final draft of the Slingshot proposal and address any outstanding questions or concerns.

M2 Approval of D1 required: The project proposal must be approved. before any design/development work begins.

M3 Meeting to present system design documents: The actual design documents will be delivered to E-Cruiter in advance of this meeting (as they become available) to avoid creating a review bottle-neck.. The purpose of this meeting will be to present the documents and address any immediate questions or concerns.

M4 Approval of D2..D5 required: After M3, E-Cruiter has 5 days to review and ask for changes to the design then the system design documents must be approved for development to begin. Note: the designs can still be changed via a change request in the future if necessary.

M5 Status Meeting: It will not be possible to demonstrate the system at this point but the status meeting will be held to provide updates on the progress of the interim solution and Slingshot development.

M6 Site Information Required: E-Cruiter: E-Cruiter must provide information for the 10 target job sites. It is expected that E-Cruiter will have already established accounts with these sites and can provide the site technical contact as well as any required userids and passwords to facilitate testing. At least one site of each type (FTP, HTTP, NNTP, Email, and Junglee) must be provided.

M7 Demo and delivery of D6..D14: Daetus will deliver D6..D15 and install the system at E-Cruiter on a stand-alone test machine in order to provide a brief system demo.

M8 Approval of D6..D14 required: After M6, E-Cruiter has 5 days to review and approve the deliverables, D6..D14, in order for development to continue.

M9 Meeting to present gateway and verification components: All of the site gateway and verification engines, D15..D22, will be presented at this meeting along with the results of the QA tests for these components.

M10 Approval of D15.. D22 required: After M8, E-Cruiter has 5 days to review and approve the deliverables, D15..D22, in order for development to continue.

At this point, the system could be put into limited production if necessary. Some extra effort would be required to set up sites and install the software because none of the UI components will be ready.

M11 Meeting to present Slingshot UI applications: The Slingshot UI applications, D23..D27 will be presented at this meeting along with the results of the QA tests.

M12 Approval of D23..D27 required: After M10, E-Cruiter has 5 days to review and approve the deliverables, D23..D27, in order for development to continue.

M13 Report specifications required from E-Cruiter: E-Cruiter must deliver the specifications and layouts for the 4 system rpeorts so development of the reports can begin.

M14 Meeting to present reports, source, doc and demo working job sites: The final set of deliverables D28, D29 and D30 will be provided in this meeting and a demonstration will be provided of the fully functional system.

M15 Transition period begins: A resource from Daetus will be on-site for a period of 2 weeks. During this time the resource will install the software in the E-Cruiter production environment, train E-Cruiter staff in the use of the system, answer any questions about the software and provide any necessary system maintenance.

M16 Approval of D28..D30 required: After the transition period has ended, approval of the final set of deliverables D28..D30 is required before the final project approval can be given.

M17 Final project approval required: Once the Final Project Approval Form has been signed the warranty period can begin.

M18 Warranty Period Begins: The warranty period will be 90 days. During the warranty period any bugs found and reported will be fixed at no cost. Site visits to correct problems will be made as required or requested.

DESCRIPTION OF DELIVERABLES

D1 Project Proposal: Acceptance of this proposal and all the terms and conditions stated herein is required before development can begin. Changes to the project can be made in the future by presenting a completed change request form signed by the project authority.

D2 Tables and Files: This deliverable will consist of the SQL tables and system files themselves as well as a document describing each in detail. Initially the SQL tables will be developed in Access 97. Ultimately the SQL tables will be imported into SQL server.

D3 Functional Specification: This will serve as the design document for all of the Slingshot programs that contain interactive elements. The functional specification will consist of screen snapshots and detailed descriptions of all user interface elements. This document will be used to produce the QA Test Plan.

D4 System Architecture: This document will describe all of the Slingshot components, the interfaces they implement and their relationships.

D5 Test Plan: This document will consist of a set of manual test cases to be performed to ensure the product performs as described in the functional specification and that the system is robust and reliable.

D6 Job Creator: This is an application that allows users to create jobs for submission directly, bypassing the inbound Email and Helius gateways. This will be used primarily to facilitate testing but also to get the interim solution off to a fast start.

D7 Inbound Email Gateway Component: This component retrieves job posting emails from a specified POP server and populates the Slingshot job database and task list databases.

D8 Inbound Helius Gateway Component: This component retrieves job posting date from Helius and populates the Slingshot job database and task list databases.

D9 Task Manager Component: This component is responsible for scheduling and carrying out posting, un-posting and verification tasks, loading the appropriate gateways to carry out site operations and dealing with gateway responses.

D10 Placebo Site Gateway Component: This component provides a minimal implementation of the Site Gateway interfaces. All methods and properties required by the Site Gateway design will be present but not fully implemented.

D11 Placebo Verification Engine Component: This component that provides a minimal implementation of the Verification Engine interfaces. All methods and properties required by the Verification Engine design will be present but not fully implemented.

D12 System Startup and Control: This deliverable consists of the System Monitor application and necessary startup code to load the inbound gateway, task manager and system monitor component.

D13 Initial System Test (QA): This will be the first test of all of the system components. Although the gateways and verification engines will not be functional it will allow the infrastructure to be tested to make sure the components are loaded properly, that tasks are scheduled properly and that the system monitor works. A report containing the results of the testing as well as problem reports for any unfixed bugs will be provided.

D14 First System Demonstration: This demo is based on D13, the system testing. The purpose of the demo is not to show a fully functional system but to show that all of the components work properly. Part of this deliverable will be the creation of an installation procedure.

D15 FTP Site Gateway Component: This component implements the site gateway interface for sites that support posting through FTP.

D16 Email Site Gateway Component: This component implements the site gateway interface for sites that support posting through Email.

D17 Junglee Site Gateway Component: This component implements the site gateway interface for sites that support posting using the Junglee method.

D18 NNTP Site Gateway Component: This component implements the site gateway interface for Newgroup posting.

D19 HTTP Site Gateway Component: This component implements the site gateway interface for posting using HTTP.

D20 HTTP Verification Engine Component: This component is a full implementation of the HTTP verification engine and will replace the placebo component for verifying postings for all posting methods (except NNTP).

D21 NNTP Verification Engine Component: This component is a full implementation of the NNTP verification engine and will replace the placebo component for verifying NNTP postings.

D22 Gateway and Verification Testing: This phase of testing focuses on the site gateways for FTP, Email, Junglee, NNTP and HTTP and the verification engines. Gateway testing will be done using one site for each posting method, chosen from the 10 target sites identified by E-Cruiter. If not all posting methods are represented, alternate testing sites will be chosen. Tests will be performed to ensure that verification is working properly and that the engines are not reporting false positives or failures for successful postings. A report containing the results of the testing as well as problem reports for any unfixed bugs will be provided.

D23 Site Assistant: This application will allow users to teach Slingshot how to post jobs to new job sites. The Site Assistant will require some user input during the posting process but will be as automated as possible.

D24 Slingshot Administrator: This application provides privileged access to all Slingshot tables. See the functional specification for details.

D25 Site Configuration Tool: This application allows users to create and modify site configuration files. See the functional specification for details.

D26 User Control Panel: This application provides system users with their primary interface to Slingshot. The control panel application allows users to carry out the day to day tasks of posting jobs, setting up new job sites, etc. See the functional specification for details.

D27 User Interface Testing (QA): This final phase of testing focuses on the user interface components of Slingshot, which necessarily also covers the underlying components and infrastructure. A report containing the results of the testing as well as problem reports for any unfixed bugs will be provided.

D28 Reports: Four summary or status reports. The specific details of these reports must be provided by the project authority.

D29 Create 10 Job Sites: Set up the 10 job sites identified for the interim solution and get them working with Slingshot. Once this has been done and tested, support for the interim solution can be discontinued.

D30 Source and Documentation: The final deliverable will consist of the complete source code for the project, all the documentation and the results of QA tests on user interface components.

MILESTONES/DELIVERABLES SCHEDULE

Milestone/                                                                                  Target         Revised
Deliverable       Description                                                                Date           Date
D1                Project Proposal
M1                Meeting to present project proposal                                     12 Jul 99
M2                Approval of D1 required                                                 21 Jul 99
D2                Tables and Files
D3                Functional Specification
D4                System Architecture
D5                Test Plan                                                                               27 Aug 99
M3                Meeting to present system design documents                              17 Aug 99       23 Aug 99
M4                Approval of D2..D5 required                                             24 Aug 99       30 Aug 99
D6                Job Creator
D7                Inbound Email Gateway
D8                Inbound Helius Gateway
D9                Task Manager Component
M5                Status Meeting                                                          17 Sep 99
D10               Placebo Site Gateway Component
D11               Placebo Verification Engine Component
D12               System Startup and Control
D13               Initial System Test (QA)
D14               First System Demonstration
M6                Site Information Required                                                8 Oct 99
M7                Demo and delivery of D6..D14                                             8 Oct 99
M8                Approval of D6..D14 required                                            15 Oct 99
D15               FTP Site Gateway Component
D16               Email Site Gateway Component
D17               Junglee Site Gateway Component
D18               NNTP Site Gateway Component
D19               HTTP Site Gateway Component
D20               HTTP Verification Engine Component
D21               NNTP Verification Engine Component
D22               Gateway and Verification Testing (QA)
M9                Meeting to present gateway and verification components                   1 Dec 99
M10               Approval of D15.. D22 required                                           8 Dec 99
D23               Site Assistant
D24               Slingshot Administrator
D25               Site Configuration Tool
D26               User Control Panel
D27               User Interface Testing (QA)

M11               Meeting to present Slingshot UI applications                            12 Jan 00
M12               Approval of D23..D27 required                                           19 Jan 00
M13               Report specifications required from E-Cruiter
D28               Reports
D29               Create 10 Job Sites
D30               Source and Documentation
M14               Meeting to present reports, source, doc and demo working job sites      26 Jan 00
M15               Transition period begins                                                27 Jan 00
M16               Approval of D28..D30 required                                            9 Feb 00
M17               Final project approval required                                          9 Feb 00
M18               Warranty period begins                                                   9 Feb 00

                                       29

                                  SCHEDULE "B"
                            NON-DISCLOSURE AGREEMENT


TO:  E-CRUITER.COM INC

         I acknowledge that in the course of the duties of Daetus Consulting Inc. with E-Cruiter.com Inc that I will have access to and be entrusted with confidential information and trade secrets relating to the business of E-Cruiter.com Inc. The disclosure of any of which confidential information and trade secrets to competitors, customers or to the general public, would be highly detrimental to the best interests of E-Cruiter.com Inc. Accordingly, in consideration of the appointment of Daetus Consulting Inc. to provide consulting services for E-Cruiter.com Inc and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, I hereby agree that I will not at any time, either during the time Daetus Consulting Inc. is retained by E-Cruiter.com Inc or thereafter disclose any of such confidential information and trade secrets to any person nor use the same for any other purpose other than for E-Cruiter.com Inc.

         Without limiting the generality of the foregoing, I hereby covenant and agree that I will not at any time either during the time Daetus Consulting Inc. is retained by E-Cruiter.com Inc or thereafter: i) divulge to any person, firm or corporation or make use of the name of any client of Ecruiter.com Inc. ; (ii) divulge to any person, firm or corporation or make use of any information received or generated by us during the course of our work with regard to the affairs of either of you including, without limitation, any information concerning your methods of business operation; or (iii) use any program materials developed by E-Cruiter.com Inc, except as in my capacity of providing services for E-Cruiter.com Inc.

         I acknowledge that upon request of E-Cruiter.com Inc I will return all proprietary information of the company and all copies thereof in my possession or control. I will also furnish proof that additional materials kept by me have been destroyed to the satisfaction of E-Cruiter.com Inc.

         I acknowledge that the information given to me by E-Cruiter.com Inc is the sole property of E-Cruiter.com Inc and that I am holding such information in trust for the benefit of E-Cruiter.com Inc. It is also acknowledged that information gathered and reports generated for E-Cruiter.com Inc is sole property of E-Cruiter.com Inc and is to be considered confidential information.

         I acknowledge that all confidential information will be stored under strict control and in a secure environment.

         DATED the     day of             1999.

SIGNED, SEALED AND DELIVERED        )  ____________________________
       in the presence of           )
                                    )

                                  SCHEDULE "C1"
           NON-COMPETITION AGREEMENT (LES KIRKLAND AND THE CONSULTANT)

TO: E-CRUITER.COM INC. ("E-Cruiter")

I (we) acknowledge that during the term of the consulting agreement dated as of July 22, 1999 between E-Cruiter and Daetus Consulting Inc. and for a period of twelve (12) months thereafter, I (we) will not compete, directly or indirectly, either alone or in conjunction with any individual, firm, corporation or any other entity, whether as principal, agent, shareholder, employee or in any other capacity whatsoever, with the then current business of E-Cruiter in any territory where E-Cruiter presently or in the future carries on business. The business of E-Cruiter may include, but is not limited to, placing job advertisements on the Internet, employment recruiting workflow, resume database searching and data extraction, candidate screening, candidate assessment and other human resources products or services.

I (we) agree that all of the restrictions contained herein are reasonable and valid and properly required for the adequate protection of E-Cruiter's business.

I (we) agree that the remedy at law for any breach or threatened breach by me
(it) of the provisions hereof may be inadequate and that in the event of a breach or threatened breach, E-Cruiter shall, in addition to and not in limitation of any other rights, remedies or damages available to E-Cruiter at law or in equity, be entitled to make an application to the appropriate court granting E-Cruiter temporary and/or permanent injunctive relief against me(it).

I(we) acknowledge that I(we) have read and understood this Non-competition Agreement and acknowledge that I(we) have had the opportunity to obtain legal advice regarding this Non-competition Agreement.

IN WITNESS WHEREOF this Non-competition Agreement has been executed this day of 1999.

SIGNED, SEALED AND DELIVERED
                                 LESTER KIRKLAND


____________________________     ____________________________________
Witness

                                 DAETUS CONSULTING INC.


                                 Per:________________________________
                                 Title:

                                  SCHEDULE "C2"
       NON-COMPETITION AGREEMENT (AGENTS AND EMPLOYEES OF THE CONSULTANT)

TO: E-CRUITER.COM INC. ("E-Cruiter")

I acknowledge that during the term of the consulting agreement dated as of July 22, 1999 between E-Cruiter and Daetus Consulting Inc (the "Consulting Agreement") and for a period of twelve (12) months thereafter, I will not provide the same or similar services, as those provided to E-Cruiter pursuant to the terms of the Consulting Agreement, either alone or in conjunction with any individual, firm, corporation or any other entity, whether as principal, agent, shareholder, employee or in any other capacity whatsoever, to any business that competes, directly or indirectly, with E-Cruiter in any territory where E-Cruiter presently or in the future carries on business. The business of E-Cruiter may include, but is not limited to, placing job advertisements on the Internet, employment recruiting workflow, resume database searching and data extraction, candidate screening, candidate assessment and other human resources products or services.

I agree that all of the restrictions contained herein are reasonable and valid and properly required for the adequate protection of E-Cruiter's business.

I agree that the remedy at law for any breach or threatened breach by me of the provisions hereof may be inadequate and that in the event of a breach or threatened breach, E-Cruiter shall, in addition to and not in limitation of any other rights, remedies or damages available to E-Cruiter at law or in equity, be entitled to make an application to the appropriate court granting E-Cruiter temporary and/or permanent injunctive relief against me.

I acknowledge that I have read and understood this Non-competition Agreement and acknowledge that I have had the opportunity to obtain legal advice regarding this Non-competition Agreement.

IN WITNESS WHEREOF this Non-competition Agreement has been executed this day of 1999.

SIGNED, SEALED AND DELIVERED


______________________________             _________________________________
Witness                                    Name: